Exhibit 5.1

September 30, 2020

Open Text Corporation
275 Frank Tompa Drive
Waterloo, ON
N2L 0A1

RE: Registration Statement on Form S-8 filed by Open Text Corporation (the “Company”) with the Securities and Exchange Commission (the “SEC’) on September 30, 2020 relating to the 2004 Stock Option Plan (the “Option Plan”) and 2004 Employee Stock Purchase Plan (“ESPP”) of the Company

Dear Sir or Madam:

Reference is made to the above-captioned Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company on the date hereof with the SEC under the United States Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 6,000,000 additional common shares in the capital of the Company (the “Option Plan Shares”) reserved for issuance and delivery under the Option Plan and 4,000,000 additional common shares in the capital of the Company (the “ESPP Shares” and, together with the Option Plan Shares, the “Shares”) reserved for issuance and delivery under the ESPP. The Option Plan and the ESPP were each amended on September 14, 2020.

We have acted as Canadian counsel to the Company in connection with the filing of the Registration Statement. We have examined, and are familiar with, and have relied as to factual matters solely upon, originals or copies certified or otherwise identified to our satisfaction of such documents, records, certificates and proceedings and have made such other investigations as we have deemed necessary or appropriate for the purpose of rendering this opinion, including:

(a)the currently effective articles and by-laws of the Company;
(b)the Option Plan;
(c)the ESPP;
(d)the minute books of the Company; and
(e)a certificate of Gordon A. Davies, Executive Vice President, Chief Legal Officer and Corporate Development of the Company dated September 30, 2020.

For purposes of this opinion, we have assumed with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed, notarial, telecopied or photostatic copies and the legal capacity of all individuals who have executed any of such documents.

For the purposes of this opinion, we understand that for the purposes of United States law with respect to a United States corporation, the terms and phrases listed below have the following meanings:

(a)“legally issued” or “validly issued” means that: (i) a company is validly existing under the laws of the jurisdiction in which it is incorporated, and the securities are duly authorized; (ii) the actions required by applicable state corporation law to approve the issuance of the securities have been taken; and (iii) the securities have been, or will be, issued in compliance with the requirements of that law, such company’s certificate or articles of incorporation and bylaws, and the resolutions approving the issuance of those securities;
(b)“fully paid” means that the consideration received by the company satisfies, in both type and amount, the requirements of applicable state corporation law, such company’s certificate or articles of incorporation and bylaws, the resolutions approving the issuance, and any other applicable agreement; and
(c)“non-assessable” means that the security holder is not liable, solely because of security holder status, for additional assessments or calls on the security by the company or its creditors.
These terms and phrases have a comparable meaning under the Canada Business Corporations Act, the Company’s governing corporate statute.

Based upon, and subject to, the foregoing and to the qualifications set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Option Plan or the ESPP, as applicable, and, in the case of the Option Plan, any agreement relating to any of the options granted thereunder, will be validly issued as fully paid and non-assessable.

The foregoing opinion is limited to the laws of Ontario and the federal laws of Canada applicable therein and it is given as of the date hereof. We have no responsibility or obligation and disclaim any undertaking to (i) update this opinion letter;

(ii) take into account or inform any person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinion we express; or (iii) advise any person of any other change in any matter addressed in this opinion letter. Our opinion expressed herein does not take into account any proposed rules, policies or legislative changes that may come into force following the date hereof.

We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Yours truly,

/s/ Blake, Cassels & Graydon LLP